For Immediate Release

Earl O. Bradley, III
Phone: 931-552-6176

Gerald L. Cooksey, Jr.
Phone: 931-552-6176

FIRST ADVANTAGE BANCORP
ANNOUNCES QUARTERLY CASH DIVIDEND & SIXTH STOCK REPURCHASE PLAN

Clarksville, Tennessee.  April 24, 2013.  First Advantage Bancorp (the “Company”) [Nasdaq:  FABK], the holding company for First Advantage Bank, today announced that its Board of Directors has declared a quarterly cash dividend of $0.07 per outstanding share of common stock.  The dividend will be paid on or about May 17, 2013 to stockholders of record as of the close of business on May 6, 2013.

Additionally, First Advantage Bancorp announced today that it is commencing a sixth stock repurchase program to acquire up to 215,916 shares, or 5.0%, of the Company’s outstanding common stock.  Repurchases, which will be conducted through open market purchases or privately negotiated transactions, may be made from time to time depending on market conditions and other factors.  This program will supplement the fourth and fifth repurchase plans still in effect. There is no guarantee as to the exact number of shares to be repurchased by the Company.

As previously announced this week, First Advantage Bancorp has chosen to cease trading on the Nasdaq exchange as of the close of market on May 10, 2013.  The firm has selected SecondMarket to facilitate future trades and shareholder services.  Trading will also take place on OTC QB after the May 10, 2013 market day.

    First Advantage Bancorp is the holding company of First Advantage Bank.  Founded in 1953, First Advantage Bank is a Tennessee-chartered commercial bank headquartered in Clarksville, Tennessee.  The Bank operates as a community-oriented financial institution, with five full-service offices in Montgomery County, Tennessee, which is approximately 40 miles northwest of the City of Nashville and one full-service office in Nashville, Tennessee.  The Bank offers a full range of retail and commercial financial services and its website address is http://www.firstadvantagebanking.com.

This press release may contain certain forward-looking statements which are based on management’s current expectations regarding economic, legislative and regulatory issues that may impact First Advantage Bancorp’s earnings in future periods.  Factors that could cause future results to vary materially from current management expectations include, but are not limited to, general economic conditions, changes in interest rates, deposit flows, real estate values and competition, changes in accounting principles, policies or guidelines, changes in legislation or regulation and other economic, competitive, governmental, regulatory and technological factors affecting First Advantage Bancorp’s operations, pricing, products and services.